Exhibit 3.30 (a)
Certified Copy
CORPORATE ACCESS NUMBER: 2010545651
BUSINESS CORPORATIONS ACT
CERTIFICATE
OF
INCORPORATION
MONEY CARD CORP.
WAS INCORPORATED IN ALBERTA ON 2003/06/27.

Certified Copy
Articles of Incorporation
For
MONEY CARD CORP.

Share Structure:	AN UNLIMITED NUMBER OF SHARES
Share Transfers Restrictions:	AS PER ATTACHED SCHEDULE “A”
Number of Directors:
Min Number of Directors:	1
Max Number of Directors:	7
Business Restricted To:	NONE
Business Restricted From:	NONE
Other Provisions:	AS PER ATTACHED SCHEDULE “BY”

Registration Authorized By:	NORMAN J.K. BISHOP
SOLICITOR

SCHEDULE “A”
ARTICLES OF INCORPORATION
OF
MONEY CARD CORP.
RESTRICTIONS ON SHARE TRANSFERS
1. Subject to the provisions of the Business Corporations Act, Statutes of Alberta, 2000, Chapter B-9, as amended from time to time, (the “Act”) no share of the Corporation shall be transferred by any shareholder (which, for the purposes of this Schedule, includes any executor or administrator of a deceased shareholder or the liquidator of a shareholder which is a corporation) except as provided in this Schedule.
2. Except as provided in Sections 3 and 4 of this Schedule no share of the Corporation shall be transferred by a shareholder except under and subject to the following conditions:
(a)	A shareholder (herein called the “Proposing Transferor”) proposing to transfer any share or shares in the Corporation shall give notice in writing (herein called the “Transfer notice”) to the Corporation of his intention to transfer the said shares.

(b)	The Transfer Notice shall be signed by the Proposing Transferor and shall specify:
(i)	the number and classes of shares the Proposing Transferor proposes to transfer,

(ii)	any conditions subject to which the offer is made,

(iii)	the consideration per share which shall be expressed in lawful money of Canada, if the consideration is money,

(iv)	the cash equivalent consideration per share expressed in Canadian dollars if the consideration is other than Canadian dollars (the “Cash Equivalent Sum”),

(v)	the terms of payment of the purchase consideration,

(vi)	that the Proposing Transferor has received a bona fide offer to purchase the shares for the consideration and upon the terms and subject to the conditions set out in the Transfer Notice,

(vii)	the names and addresses of the person or persons from whom the bona fide offer has been received by the Proposing Transferor,

(viii)	whether or not the Proposing Transferor is willing to sell less than the total number of shares specified in the Transfer Notice. If the Transfer Notice pertains to shares of more than 1 class then the consideration, terms and conditions pertaining to each class shall be stated separately in the Transfer Notice.
(c)	No Transfer Notice shall be given to the Corporation unless the Proposing Transferor has received a bona fide offer to purchase the shares for lawful money of Canada or for other consideration, and the Proposing Transferor intends to transfer such shares at that price or for such consideration, upon the terms and conditions and to the persons named as specified in the Transfer Notice.

(d)	The Transfer Notice shall constitute an offer by the Proposing Transferor to all other shareholders of the Corporation holding voting shares of the Corporation to sell the shares specified in the Transfer Notice which offer may be accepted by such other shareholders in the manner hereinafter provided.

(e)	The Secretary of the Corporation or such other officer as the Directors may designate shall forthwith upon receipt by the Corporation of the Transfer Notice forward a copy of the Transfer Notice to each holder of voting shares of the Corporation other than the Proposing Transferor.

(f)	If the bona fide offer is for a consideration other than in Canadian dollars, any other shareholder may, within 7 days of receipt of the Transfer Notice serve notice (the “Disagreement Notice”) on the Proposing Transferor and the Corporation that such other shareholder disagrees with the Proposing Transferor’s stated Cash Equivalent Sum as stated in the Transfer Notice and thereupon the Directors of the Corporation shall refer the determination of the Cash Equivalent Sum to arbitration. The Proposing Transferor and the disagreeing shareholder shall each appoint 1 arbitrator and the 2 so appointed shall appoint a third. In all other respects the provisions of the Arbitration Act of Alberta shall apply.

(g)	Upon receipt of a Disagreement Notice within 7 days of receipt of the Transfer Notice, the Secretary or other officer of the Corporation designated by the Directors shall notify all holders of shares of the class or classes of shares referred to in the Transfer Notice that a Disagreement Notice has been received and that the Cash Equivalent Sum will be determined by arbitration. Upon receipt by the Corporation of notice from the arbitrators stipulating their decision regarding the Cash Equivalent Sum, the Secretary or other officer designated by the Directors shall notify all holders of voting shares of the Corporation of the decision of the arbitrators.

(h)	For the purposes of this Schedule the Cash Equivalent Sum, which is the lesser of that stated in the Transfer Notice or as determined by arbitration, shall be substituted for the consideration for the purchase of shares set forth in the Transfer Notice.

(i)	Each holder of voting shares of the Corporation, other than the Proposing Transferor shall be entitled, up to a date (the “First Acceptance Date”) 30 days from the date of the mailing by the Corporation of the Transfer

Notice, or the mailing by the Corporation of the notice stating the decision of the arbitrators regarding the Cash Equivalent Sum (if the matter is referred to arbitration), to purchase a portion of the shares specified in the Transfer Notice in the proportion in which he already holds voting shares of the Corporation at the price per share or the Cash Equivalent Sum if the terms and subject to the conditions stipulated in the Transfer Notice.

(j)	If, at the close of business on the First Acceptance Date, the other shareholders have not agreed to purchase all the shares being offered to which they are entitled, the Board of Directors may by resolution designate a nominee to purchase the remainder of the shares being offered.

(k)	If, upon the expiration of 10 days from the First Acceptance Date, the other shareholders or a nominee of the Board of Directors have not agreed to purchase any of the shares being offered for sale on the terms and conditions stipulated in the Transfer Notice, then:
(i)	if the Proposing Transferor specified in the transfer Notice that he was not willing to sell less than the total number of shares being offered he may for a period of 90 days after the expiration of the said 10 days sell not less than the total number of shares which have been offered to the person or persons named in the Transfer Notice but not at a lower price nor upon more favourable terms or conditions than those stated in the Transfer Notice and the Proposing Transferor shall give written notice to the Corporation within the said 90-day period that a sale has been completed, and such notice shall include all terms of the sale, or

(ii)	if the Proposing Transferor specified in the Transfer Notice that he was willing to sell less than the total number of shares being offered, such shares as were agreed to be taken by the other shareholders or by the nominee of the Board of Directors shall be sold to them on the terms and conditions set forth in the Transfer Notice and the Proposing Transferor may for a period of 90 days after the expiration of the said 10 days sell no less than such number of shares as were offered but were not taken up by the other shareholders or the nominee of the Board of Directors to the person or persons named in the Transfer Notice but not at a lower price nor upon more favorable terms or conditions than those stated in the Transfer Notice and the Proposing Transferor shall give written notice to the Corporation within the said 90-day period that sales have been completed and such notice shall include all terms of such sales.
(l)	A Proposing Transferor may, at his option, serve the Transfer Notice directly on all the holders of the voting shares of the Corporation rather than upon the Corporation and, in such case, the First Acceptance Date shall be 30 days after the date of such mailing of the Transfer Notice or 30 days after the date of receipt from the corporation of the notice stating the amount of the Cash Equivalent Sum, whichever is the later date, and all the remaining provisions of this Schedule shall apply mutatis mutandis.

(m)	Any transfer of shares made pursuant to the provisions of this Schedule shall be recorded on the books of the Corporation upon surrender of the certificates representing the shares being transferred and new certificates shall be issued to the transferees and no resolution or consent of Directors shall be required in connection therewith.

(n)	If the Proposing Transferor receives another or further bona fide offer or offers to purchase he may serve a new Transfer Notice upon the Corporation or upon each of the holders of voting shares of the Corporation as aforesaid, but no new Transfer Notice shall supersede or cancel a previous Transfer Notice or any agreement to purchase arising under a previous Transfer Notice pursuant to the provisions of this Section.
3. The provisions as to transfer of shares contained in Section 2 of this Schedule shall not apply if:
(a)	The Proposing Transferor shall obtain written consents to a proposed transfer from all holders of voting shares of the Corporation; and

(b)	Such transfer is completed prior to the expiration of 90 days following the date on which the first such written consent is obtained; and in such case the transfer of shares shall be recorded on the books of the Corporation upon surrender to the Corporation of the certificates representing the shares being transferred together with all such consents as aforesaid and new certificates shall be issued to the transferees, and no resolution or consent of Directors shall be required in connection therewith.

4.	Notwithstanding the provisional of Sections 2 and 3 of this Schedule, shares of the Corporation may be transferred by a Shareholder to another person who is already a shareholder if Such transfer is first consented to by all Directors of the Corporation.

SCHEDULE “B”
ARTICLES OF INCORPORATION
OF
MONEY CARD CORP.
OTHER PROVISIONS
1. The number of shareholders for the time being of the Corporation (exclusive of persons who are in the employment of the Corporation, and persons who, having been formerly in the employment of the Corporation, were, while in such employment and have continued to be after termination of such employment, Shareholders of the Corporation) shall not exceed 50, but where 2 or more persons hold 1 or more shares of the Corporation jointly, they shall, for the purpose of this Section, be treated as a single shareholder.
2. Any invitation to the public to subscribe for Securities of the Corporation is prohibited.
3. The Board of Directors of the Corporation may, without authorization of the shareholders:
(a)	Borrow money on the credit of the Corporation,

(b)	Issue, re-issue, sell or pledge debt obligations of the Corporation, and

(c)	Give a guarantee on behalf of the Corporation to secure performance of an obligation of any person, and

(d)	Mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.